As filed with the Securities and Exchange Commission on July 3, 2012.                                                          Registration No. 333-172899

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8

to Form S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

DUKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-2777218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 South Tryon Street Charlotte, North Carolina	28202
(Address of Principal Executive Offices)	(Zip Code)

Progress Energy 401(k) Savings & Stock Ownership Plan

Savings Plan for Employees of Florida Progress Corporation

Progress Energy, Inc. 2002 Equity Incentive Plan (Amended and Restated Effective July 10, 2002)

(Full title of the plan)

Marc E. Manly, Esq.

Executive Vice President, Chief Legal Officer and Corporate Secretary

Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202

(704) 594-6200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Steven A. Rosenblum, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[X]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount (number of shares) to be registered(1)		Proposed maximum offering price per share(5)	Proposed maximum aggregate offering price(5)	Amount of registration fee(5)
Common Stock (par value $0.001 per share)
Progress Energy, Inc. 2002 Equity Incentive Plan	3,585,264	(2)	N/A	N/A	N/A
Progress Energy 401(k) Savings and Stock Ownership Plan	740,307	(3)	N/A	N/A	N/A
Savings Plan for Employees of Florida Progress Corporation	1,455,180	(4)	N/A	N/A	N/A

(1)

Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents the maximum number of shares of our Common Stock issuable under the Progress Energy, Inc. 2002 Equity Incentive Plan, which we assumed in connection with the merger (the “Merger”) of one of our subsidiaries with Progress Energy, Inc., including 93,658 shares of our Common Stock issuable pursuant to stock options granted prior to the Merger and 3,491,606 shares of our Common Stock reserved for issuance under the Progress Energy, Inc. 2002 Equity Incentive Plan. The Merger closed on July 2, 2012.

(3)	Represents the maximum number of shares of our Common Stock issuable under the Progress Energy 401(k) Savings and Stock Ownership Plan, which we assumed in connection with the Merger.

(4)	Represents the maximum number of shares of our Common Stock issuable under the Savings Plan for Employees of Florida Progress Corporation, which we assumed in connection with the Merger.

(5)

These shares were registered under our Registration Statement on Form S-4 (File No. 333-172899) filed under the Securities Act with the Securities and Exchange Commission on March 17, 2012, as amended by Pre-Effective Amendments Nos. 1, 2, 3, 4 and 5 filed on April 8, 2011, April 25, 2011, May 13, 2011, June 30, 2011 and July 7, 2011, respectively. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Explanatory Note

Duke Energy Corporation (“Duke Energy,” the “Company” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-172899) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on March 17, 2012, as amended by Pre-Effective Amendments Nos. 1, 2, 3, 4 and 5 filed on April 8, 2011, April 25, 2011, May 13, 2011, June 30, 2011 and July 7, 2011, respectively (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of the Company Common Stock (as defined below) issuable pursuant to the Progress Energy 401(k) Savings & Stock Ownership Plan, the Savings Plan for Employees of Florida Progress Corporation and the Progress Energy, Inc. 2002 Equity Incentive Plan (Amended and Restated Effective July 10, 2002) (the “Progress Plans”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On July 2, 2012, the Company and Progress Energy, Inc., a North Carolina corporation (“Progress Energy”), consummated the merger (the “Merger”) of Diamond Acquisition Corporation, a North Carolina corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Progress Energy, with Progress Energy surviving the Merger as provided by the Agreement and Plan of Merger dated as of January 8, 2011 (the “Merger Agreement”) by and among the Company, Progress Energy and Merger Sub. Progress Energy’s common stock, no par value per share (the “Progress Common Stock”), is no longer publicly outstanding, and shares of Progress Common Stock currently represent the right to receive the consideration described in the Merger Agreement consisting of shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), and cash in lieu of fractional shares.

At the effective time of the Merger, each outstanding option in respect of Progress Common Stock (each such option or restricted stock unit, a “Progress Award”) issued pursuant to the Progress Plans converted into corresponding options with respect to the Company’s Common Stock and the right to receive shares of the Company’s Common Stock, respectively. This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (the “Registration Statement”) has been filed for the purpose of registering up to 5,780,751 shares of Company Common Stock issuable under the Progress Plans, including in connection with the outstanding Progress Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)    the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)    The description of the Company Common Stock included in in Item 8.01 of the Company’s current report on Form 8-K filed with the Commission on April 4, 2006 under the Exchange Act.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including exhibits related to those items, is not incorporated by reference in this Registration Statement or any related prospectus.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Duke Energy certificate of incorporation provides that no director of Duke Energy will be personally liable to Duke Energy or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses as the court deems proper. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her in connection with such proceeding. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Duke Energy certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.

The Duke Energy by-laws provide that Duke Energy will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Duke Energy), by reason of the fact that such person is or was a director or officer of Duke Energy, or is or was a director or officer of Duke Energy serving at the request of Duke Energy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Duke Energy, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Duke Energy, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Duke Energy’s by-laws further provide that Duke Energy will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Duke Energy to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Duke Energy, or is or was a director or officer of Duke Energy serving at the request of Duke Energy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to the best interests of Duke Energy except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Duke Energy unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

However, Duke Energy’s by-laws provide that Duke Energy will only provide indemnification pursuant to the by-laws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the by-laws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Duke Energy. To the extent, however, that a present or former director or officer of Duke Energy has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Duke Energy’s by-laws further provide that except for proceedings to enforce rights to indemnification, Duke Energy will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, Duke Energy’s by-laws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is Duke Energy’s policy that indemnification will generally be made to the fullest extent permitted by law. Duke Energy’s by-laws do not preclude indemnifying persons in addition to those specified in the by-laws but whom Duke Energy has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Duke Energy may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at the request of Duke Energy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Duke Energy would have the power or the obligation to indemnify such person against such liability under the provisions of the by-laws.

The Merger Agreement provides that, following the completion of the Merger, Duke Energy will cause Progress Energy to indemnify and hold harmless each former director or officer of Progress Energy or any of its subsidiaries as of the time of the Merger Agreement or any person who becomes such a director or officer prior to the completion of the Merger, against losses relating to such role to the fullest extent permitted by law. Progress Energy has also purchased a prepaid “tail” directors’ and officers’ liability (and fiduciary) insurance policy for Progress Energy and its former directors and officers who were covered by the liability (and fiduciary) insurance coverage maintained by Progress Energy prior to the Merger.

Furthermore, Duke Energy Corporation was formed as a holding company in connection with the completion of the merger of its predecessor, Duke Energy Corporation, a North Carolina corporation, and Cinergy Corp., on April 3, 2006. For a further description of the rights to indemnification and exculpation from liabilities of directors and officers arising pursuant to the Cinergy merger agreement, reference is made to Item 15 of Duke Energy Corporation’s Form S-3 filed with the SEC on April 5, 2006 (File No. 333-132996).

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1

Amended and Restated Certificate of Incorporation of Duke Energy Corporation (incorporated by reference to Exhibit 3-1 to Duke Energy Corporation’s Current Report on Form 8-K, File No. 1-32853, filed on April 4, 2006).

4.2

Articles of Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Inc. (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K, File No. 1-32853, filed on July 3, 2012).

4.3	Amended and Restated By-Laws of registrant (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K, File No. 1-32853, filed on March 3, 2008).

5.1

Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Exhibit 5.1 to Amendment No. 4 to Duke Energy Corporation’s Registration Statement on Form S-4 (File No. 333-172899) on June 30, 2011).

5.2

Progress Energy, Inc. 2002 Equity Incentive Plan (Amended and Restated Effective July 10, 2002) (incorporated by reference to Exhibit 10(vi) of Progress Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 1-15929).

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Progress Energy, Inc.

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed with Registration Statement on Form S-4 (File No. 333-172899) on March 17, 2011 and incorporated by reference herein).

24.2

Resolution of Duke Energy Corporation regarding Power of Attorney (previously filed with Registration Statement on Form S-4 (File No. 333-172899) on March 17, 2011 and incorporated by reference herein).

The Registrant hereby undertakes that it will submit or has submitted the Progress Energy 401(k) Savings & Stock Ownership Plan and the Savings Plan for Employees of Florida Progress Corporation (the “ERISA Plans”) and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and that it has made or will make all changes required by the IRS as necessary in order to qualify the ERISA Plans.

Item 9.  Undertakings.

(a)    The undersigned Registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on July 3, 2012.

DUKE ENERGY CORPORATION

By:	/s/ James E. Rogers
Name:	James E. Rogers
Title:	Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 2011.

Signature	Title

/s/ James E. Rogers James E. Rogers	Chairman, President and Chief Executive Officer (Principal Executive Officer)

Lynn J. Good* Lynn J. Good	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Steven K. Young* Steven K. Young	Chief Accounting Officer and Controller (Principal Accounting Officer)

James E. Rogers* James E. Rogers	Chairman of the Board of Directors

John D. Baker II	Director

William Barnet III* William Barnet III	Director

G. Alex Bernhardt, Sr.* G. Alex Bernhardt, Sr.	Director

S-1

Michael G. Browning* Michael G. Browning	Director

Harris E. DeLoach, Jr.	Director

Daniel R. DiMicco* Daniel R. DiMicco	Director

John H. Forsgen* John H. Forsgen	Director

Ann Maynard Gray* Ann Maynard Gray	Director

James H. Hance, Jr.* James H. Hance, Jr.	Director

James B. Hyler, Jr.	Director

E. Marie McKee	Director

E. James Reinsch* E. James Reinsch	Director

James T. Rhodes* James T. Rhodes	Director

Carlos A. Saladrigas	Director

Philip R. Sharp* Philip R. Sharp	Director

Theresa M. Stone	Director

The undersigned, by signing his name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the registrant and such persons, previously filed with the Securities and Exchange Commission as an exhibit hereto.

* By:	/s/ David S. Maltz
Name:	David S. Maltz
Attorney-in-Fact

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1

Amended and Restated Certificate of Incorporation of Duke Energy Corporation (incorporated by reference to Exhibit 3-1 to Duke Energy Corporation’s Current Report on Form 8-K, File No. 1-32853, filed on April 4, 2006).

4.2

Articles of Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Inc. (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K, File No. 1-32853, filed on July 3, 2012).

4.3	Amended and Restated By-Laws of registrant (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K, File No. 1-32853, filed on March 3, 2008).

5.1

Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Exhibit 5.1 to Amendment No. 4 to Duke Energy Corporation’s Registration Statement on Form S-4 (File No. 333-172899) on June 30, 2011).

5.2

Progress Energy, Inc. 2002 Equity Incentive Plan (Amended and Restated Effective July 10, 2002) (incorporated by reference to Exhibit 10(vi) of Progress Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 1-15929).

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Progress Energy, Inc.

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed with Registration Statement on Form S-4 (File No. 333-172899) on March 17, 2011 and incorporated by reference herein).

24.2

Resolution of Duke Energy Corporation regarding Power of Attorney (previously filed with Registration Statement on Form S-4 (File No. 333-172899) on March 17, 2011 and incorporated by reference herein).